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                                                                    Exhibit 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS







The Board of Directors
OTG Software, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 (filed February 5, 2001) of OTG Software, Inc. of our reports dated February 4, 2000, relating to the consolidated balance sheets of OTG Software, Inc. and subsidiary as of December 31, 1999, and 1998, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1999, and all related schedules, which reports appear in the Form S-1 of OTG Software, Inc. filed on November 17, 2000.
                                                   /s/ KPMG LLP

                                                   KPMG LLP

McLean, Virginia
February 6, 2001


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